EXHIBIT 99.1

Royale Energy Reports Continued Permian Basin Development and Strong Well Performance

SAN DIEGO, Sept. 09, 2026 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (OTC: ROYL) today announced continued development activity and strong production performance from its Permian Basin acreage in Ector County, Texas. Royale controls a 7.50% working interest in approximately 16,600 gross acres in the Permian Basin and continues to participate in the development of this highly prospective acreage.

Johnny Jordan, Chief Executive Officer of Royale Energy, stated, “We are very pleased with the continued performance of our Permian Basin assets. With nine wells now producing and the tenth well currently being completed, we are seeing results that continue to meet or exceed our expectations. The strength of the production from these wells, together with the substantial inventory of additional drilling locations on our acreage, underscores the quality and development potential of our Permian Basin position.”

OPERATIONS

Royale currently has nine wells drilled, completed and producing on its Permian Basin acreage, with a tenth well currently being completed. The ninth well was drilled and completed during the first half of 2026 and began production in May 2026 at an initial rate of 1,031 barrels of oil per day and 1,915 thousand cubic feet of natural gas per day, 77 barrels of oil per day and 144 thousand cubic feet of natural gas per day to Royale and its direct working interest investors.

A three-mile lateral type curve estimates ultimate recovery of approximately 113 barrels of oil equivalent per lateral foot (BOE/ft), with an estimated 80% oil component. All nine producing wells on Royale’s acreage are currently performing at or above the type curve.

The tenth well is currently being fracked and completed and is expected to begin flowback within approximately 30 days. The well represents the continued development of Royale’s Permian Basin position and adds to the Company’s growing production base.

Royale continues to evaluate additional development opportunities across its Permian Basin acreage, including potential development of both the Barnett and Woodford intervals.

DEVELOPMENT OUTLOOK

Royale anticipates continued drilling activity during 2026 and currently expects additional wells to be drilled in 2027. The Company currently estimates 30 to 39 additional undeveloped Barnett drilling locations, depending on the use of two- or three-mile laterals, across approximately 12,940 gross acres of remaining undeveloped acreage.

The Company also sees additional potential in the Woodford interval, which is being evaluated in the most recently drilled well currently undergoing completion. Royale estimates that its acreage contains more than 40 additional undeveloped Woodford locations.

In addition to its Permian Basin development activities, Royale anticipates drilling a horizontal Odom well in the Jameson North Field on the eastern flank of the Permian Basin during the first half of 2027. Royale holds a 100% working interest in approximately 7,465 net acres in the field and has identified more than five additional Odom horizontal prospects generated through 3D seismic analysis.

ABOUT ROYALE ENERGY, INC.

Royale Energy, Inc. (OTC: ROYL) is an independent exploration and production company focused on the acquisition, development and marketing of oil and natural gas. The Company has operations and interests in California and Texas, including its development activities in the Permian Basin.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, among other things, statements regarding anticipated drilling and completion activities, production performance, estimated drilling locations, future development opportunities and potential production growth. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

While Royale Energy believes that its forward-looking statements are based on reasonable assumptions, actual results may be affected by factors that are difficult to predict, including commodity prices, drilling and completion costs, operational performance, regulatory requirements, financing availability and other economic and market conditions beyond the Company’s control. Investors are encouraged to review the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Royale Energy undertakes no obligation to update any forward-looking statements except as required by applicable law.

INVESTOR CONTACT

Royale Energy, Inc.
(800) 447-8505
IR@royl.com
www.royl.com